[DESCRIPTION]  SUBSIDIARIES OF THE COMPANY

                                  EXHIBIT 21.1
                            SUBSIDIARIES OF THE COMPANY


     Name of Subsidiary                       State of
                                              Incorporation
     Alternate Postal Direct, Inc.             Michigan
     National Home Delivery, Inc.              Illinois
     Newspaper Marketing Solutions, Inc.*      Michigan

*Dissolved effective 12/31/98